Prospectus Supplement To prospectus dated August 1, 2008	Filed pursuant to Rule 424(b)(5) Registration No. 333-151648

2,702,702 shares of Common Stock
Warrants to Purchase up to 1,351,352 shares of Common Stock

China Direct Industries, Inc.

You should carefully read this prospectus supplement and the accompanying prospectus before you invest.  Both documents contain information you should consider before making your investment decision.

This prospectus supplement and the accompanying prospectus relate to the issuance and sale of 2,702,702 shares of our common stock and warrants to purchase up to 1,351,352 shares of our common stock.  Each share of common stock will be sold at a price of $1.85 per share.  Purchasers of our common stock will automatically receive a warrant to purchase common stock at an exercise price of $2.31 per share for every two shares that they purchase in this offering.  In this prospectus supplement, we refer to the shares and warrants collectively as the “securities”.  The shares of common stock and warrants will be issued separately.

Our common stock is listed on the NASDAQ Global Market under the symbol "CDII".  On June 12, 2009, the closing price of our common stock as reported on NASDAQ was $2.24 per share.

The aggregate market value of our outstanding common stock which is our only class of voting securities held by non-affiliates of our company was $42,696,127 on June 12, 2009.  During the prior 12 calendar month period from the date of this prospectus we did not sell any of our securities pursuant to the original prospectus dated August 1, 2008 to which this prospectus is a supplement.

Investing in our common stock involves a high degree of risk.  Risks associated with an investment in our common stock are described in the section entitled “Risk Factors” beginning on page S-6 of this prospectus supplement, which supersede in their entirety the risk factors beginning on page 5 of the accompanying prospectus.  You should carefully consider these risk factors before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
________________________

Rodman & Renshaw, LLC is acting as placement agent in connection with this offering.  We have agreed to pay the placement agent the placement agency fees set forth in the table below, which assumes that we sell all of the securities we are offering.  We have also agreed to reimburse the placement agent for certain of its expenses as described in the “Plan of Distribution” section in this prospectus supplement.  The placement agent is not required to purchase or sell any of our securities pursuant to this prospectus supplement, nor is it required to arrange for the sale of any specific number of dollar amount of securities, but will use best efforts to arrange for the sale of all of the securities offered pursuant to this prospectus supplement.

	Per share	Total
Public offering price	$1.85	$5,000,000
Placement agent’s fees	$0.0555	$150,000
Proceeds, before expenses, to us	$1.7945	$4,850,000

We expect the total offering expenses, excluding placement agency fees, to be approximately $25,000.  Because there is no minimum offering amount required as a condition to the closing of this offering, the actual total offering amount, placement agency fees and proceeds to us before expenses to us are not presently determinable and may be substantially less than the maximum amounts set forth above.

We have applied to list the shares (but not the warrants) being sold in this offering on the NASDAQ Global Market.  There can be no assurances that the NASDAQ Global Market will grant the application.

Delivery of the securities being offered pursuant to the prospectus supplement will be made on or about June 15, 2009.

Rodman & Renshaw, LLC

The date of this prospectus supplement is June 15, 2009

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing this information to you about this offering of securities in two parts.  The first part is this prospectus supplement, which provides the specific details regarding the offering of our securities and also adds to and updates information contained in or incorporated by reference into the accompanying prospectus.  The second part is the base prospectus dated August 1, 2008, including in the registration statement on Form S-3, as amended (No. 333-151648).  Generally, when we refer to this “prospectus,” we are referring to both documents combined.

You should rely on the information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus.  We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.  If anyone provides you with different or inconsistent information you should not rely on it.  You should assume that the information contained in this prospectus supplement and the accompanying prospectus, as well as the information that we have filed with the Securities and Exchange Commission, or SEC, and incorporated by reference herein and therein, is accurate only as of the date of the applicable document.  This prospectus supplement and the accompanying prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to anyone to whom it is unlawful to make an offer or solicitation.

This prospectus supplement contains the terms of this offering.  This prospectus supplement, along with the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, may add, update or change information in the accompanying prospectus.  If information in this prospectus supplement, or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, is inconsistent with the accompanying prospectus, this prospectus supplement or the document incorporated by reference in this prospectus supplement and accompanying prospectus will apply and supersede the information in the accompanying prospectus supplement.

The information contained in this prospectus supplement and the accompanying prospectus is correct only as of the date on the cover page, regardless of the date of this prospectus supplement was delivered to you or the date on which you acquired any of the shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION
 AND FACTORS THAT MAY AFFECT FUTURE RESULTS

This prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus supplement and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management’s plans and assumptions regarding future events or performance. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance or results of current and anticipated sales efforts, expenses, the outcome of contingencies, such as legal proceedings, and financial results. A list of factors that could cause our actual results of operations and financial condition to differ materially is set forth below, and these factors are discussed in greater detail under “Risk Factors” beginning on page S-6 of this prospectus supplement:

•	Continued global economic weakness is expected to reduce demand for our products in each of our segments;
•	Fluctuations in the availability of magnesium and in levels of customer demand;
•	Changes in the prices of magnesium and magnesium-related products;
•	Fluctuations in the cost or availability of coke gas and coal;
•	Loss of orders from any of our major customers;
•	The value of the equity securities we accept as compensation is subject to adjustment which could result in losses to us in future periods;
•	Our ability to effectively integrate our acquisitions and to manage our growth and our inability to fully realize any anticipated benefits of acquired business;
•
Our need for additional financing which we may not be able to obtain on acceptable terms, the dilutive effect additional capital raising efforts in future periods may have on our current shareholders and the increased interest expense in future periods related to additional debt financing;

•	Our dependence on certain key personnel;
•	Our ability to establish adequate management, cash, legal and financial controls in the PRC;
•
The lack of various legal protections in certain agreements to which we are a party and which are material to our operations which are customarily contained in similar contracts prepared in the United States;

•	Potential impact of PRC regulations on our intercompany loans;
•	Our ability to assure that related party transactions are fair to our company;
•
The number of related party transactions in which we engage and potential conflicts of interest including, but not limited to, the fact that Yuwei Huang, our Executive Vice President – Magnesium, director and an officer of several of our magnesium subsidiaries is also an owner and executive officer of several companies which directly compete with our magnesium business;

•	Our ability to comply with the United States Foreign Corrupt Practices Act which could subject us to penalties and other adverse consequences;

•	Limits under the Investment Company Act of 1940 on the value of securities we can accept as payment for our business consulting services;
•	Our acquisition efforts in future periods may be dilutive to our then current shareholders;
•	The risks and hazards inherent in the mining industry on the operations of our basic materials segment;
•	The effect of changes resulting from the political and economic policies of the Chinese government on our assets and operations located in the People’s Republic of China, or PRC;
•	The impact of Chinese economic reform policies;
•	The influence of the Chinese government over the manner in which our Chinese subsidiaries must conduct our business activities;
•	The impact on future inflation in China on economic activity in China;
•	The impact of any recurrence of severe acute respiratory syndrome, or SAR’s, or another widespread public health problem;
•	The limitation on our ability to receive and use our revenues effectively as a result of restrictions on currency exchange in China;
•	Our ability to enforce our rights due to policies regarding the regulation of foreign investments in China;
•	Recent substantial declines in the market price for shares of our common stock and continued highly volatile and wide market price fluctuations; and
•	The impact on our stock price due to sales of our stock by existing shareholders and stock option exercises and sales of those shares of stock.

We caution that the factors described herein and other factors could cause our actual results of operations and financial condition to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

PROSPECTUS SUPPLEMENT SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.  It may not contain all of the information that may be important to you.  To fully understand the investment you are contemplating, you should read carefully this entire prospectus supplement, the accompanying prospectus and the detailed information incorporated into each of them by reference before you decide to make an investment.  You should pay special attention to the “Risk Factors” section of this prospectus supplement beginning on page S-6 to determine whether an investment in our common stock is appropriate for you.

When used herein, "China Direct", "we", "us" or "our" refers to China Direct Industries, Inc., a Florida corporation, and our subsidiaries.

China Direct Industries, Inc.

We are a U.S. company that manages a portfolio of Chinese entities.  We also provide consulting services to Chinese businesses.  We operate in three identifiable business segments:

•	Magnesium;
•	Basic Materials; and
•	Consulting.

Beginning in 2005, we began operating as a management and advisory services organization to provide consulting services to private companies in the PRC. In the fourth quarter of 2006, we established our Magnesium and Basic Materials segments which have grown in 2007 and 2008 through acquisitions of controlling interests of Chinese private companies.  We consolidate these acquisitions as either our wholly or majority owned subsidiaries. Through this ownership control, we provide management advice, business development services, strategic planning, macroeconomic industry analysis and financial management seeking to improve the quality and performance of each portfolio company.  We also provide our subsidiaries with investment capital to expand their businesses. In an effort to augment the growth and expand the business opportunities of our subsidiaries, through March 2009 we have invested $23.5 million to acquire a controlling interest in our subsidiaries and provided them approximately $8.9 million in working capital since 2006.

As we have grown our Magnesium and Basic Materials segments in 2007 and 2008, we have devoted a significant amount of our capital and human resources to these aspects of our operations and will continue to do so in the future.  We believe these changes strengthen our ability to effectively grow our business in our Magnesium and Basic Materials segments in a challenging worldwide economic environment as we seek to become the global leader in the production and distribution of pure magnesium.

In our Magnesium segment, our largest segment, we operate five entities which produce, sell and distribute pure magnesium ingots, magnesium powders and magnesium scraps. Revenues from this segment were approximately $169.8 million in 2008, including revenues of approximately $16.8 million from related parties, and represented approximately 71 % of our total consolidated revenues.  Revenues from this segment were approximately $100.9 million in 2007, including revenues of approximately $2.8 million from related parties, and represented approximately 58% of our total consolidated revenues.

In our Basic Materials segment, we operate five entities which sell and distribute a variety of products including:

•	industrial grade synthetic chemicals,
•	steel products,
•	non ferrous metals, and
•	recycled materials.

This segment also includes our zinc mining property which has not commenced operations.  In 2008 our Basic Materials segment generated revenues of approximately $53.8 million, representing approximately 22% of our total consolidated revenues, and in 2007 our Basic Materials segment generated revenues of approximately $55.3 million, representing approximately 33% of our total consolidated revenues.

In our Consulting segment, we provide a suite of consulting services to U.S. public companies that operate primarily in China. The consulting fees we charge vary based upon the scope of the services we provide. In 2008 our Consulting segment generated revenues of approximately $16.4 million, representing approximately 6.8% of our total consolidated revenues.  In 2007 our Consulting segment generated revenues of approximately $11.3 million, including revenues of approximately $1.76 million from related parties, representing approximately 7% of our total consolidated revenues.

In 2007 we launched a Clean Technology segment.  We discontinued this segment in the third quarter of 2008 when we completed the sale in October 2008 of an 81% interest in CDI Clean Technology and its subsidiaries, CDI Wanda and Yantai CDI Wanda to PE Brothers Corp. for $1,240,000 paid in the form of a promissory note and recorded a gain on the sale of $238,670. We plan to maintain the 19% ownership interest in CDI Clean Technology we retained using the cost method of accounting.

Corporate Information

We were incorporated in Delaware in July 1999.  In June 2007 we domesticated the company in the State of Florida under the name China Direct, Inc.  On May 29, 2009, we changed our name to China Direct Industries, Inc. to more accurately reflect our operations in the production of magnesium and distribution of basic materials.  Our corporate headquarters and principal executive offices are located at 431 Fairway Drive, Suite 200, Deerfield Beach, Florida 33441 which houses the U.S. executive and administrative team that guides our overall operations.  Our telephone number at those offices is (954) 363-7333.  Our U.S. office employs both English and Chinese speaking business, legal and accounting staff. These professionals focus on due diligence, finance, accounting and compliance with the reporting requirements of the SEC and other applicable laws in the U.S. and the PRC.  The contents of our website are not part of this prospectus supplement or accompanying prospectus.

THE OFFERING

Issuer:	China Direct Industries, Inc.

Common stock being offered by us:	2,702,702 shares of our common stock.

Warrants being offered by us
Warrants to purchase up to 1,351,352 shares of our common stock, exercisable between the date that is six months after the date of issuance (the “initial exercise date”) and the five year anniversary of the initial exercise date, at an exercise price of $2.31 per share.  This prospectus also relates to the offering of the shares of common stock issuable upon the exercise of the warrants.

Common stock to be outstanding after this offering if all shares are sold:	Up to 26,365,223 shares[1] (not including the 1,351,352 shares issuable upon the exercise of the warrants to which this prospectus relates).

NASDAQ symbol:	CDII

Use of proceeds:	The net proceeds of this offering will be added to our general funds and used for working capital.

RISK FACTORS

Risks Related to Our Business

The metals industry is highly cyclical. Fluctuations in the availability of magnesium and in levels of customer demand have historically been severe, and future changes and/or fluctuations could cause us to experience lower sales volumes and revenues, which would negatively impact our profit margins.

1 The number of shares of common stock to be outstanding after this offering is based on 23,662,521 shares outstanding as of June 12, 2009. The number of shares outstanding excludes the following, each stated at March 31, 2009 :

•	4,618,312 shares of common stock issuable upon the exercise of warrants at a weighted average exercise price of $8.49 per share;
•	4,170,370 shares of our common stock issuable upon the exercise of exercisable stock options at a weighted average exercise price of $8.00 per share;
•	1,401,000 shares of our common stock issuable upon the exercise of outstanding stock options that are not exercisable;
•	143,750 shares of our common stock issuable upon the conversion of 1,006 shares of our Series A Convertible Preferred Stock at a conversion price of $7.00 per share; and
•	15,506,407 shares of our common stock reserved for issuance under our stock incentive plans and non-plan stock options.

The metals industry is highly cyclical.  The length and magnitude of industry cycles have varied over time and by product, but generally reflect changes in macroeconomic conditions, levels of industry capacity and availability of usable raw materials.  The overall levels of demand for our magnesium and magnesium-based products reflect fluctuations in levels of end-user demand, which depend in large part on general macroeconomic conditions worldwide which then impact the level of production in China.  For example, many of the principal uses of magnesium and magnesium-related products are for the production of structural metal, steel and aluminum manufacturing, production of alloys used in aircraft and automobile parts, the manufacture of electronic equipment such as computers, cameras, and cell phones and the use of magnesium powder in flares, flashes and pyrotechnics.  The market for these products are heavily dependent on general economic conditions, including the availability of affordable energy sources, employment levels, interest rates, consumer confidence and construction demand.  These cyclical shifts in our customers’ industries tend to result in significant fluctuations in demand and pricing for our products. As a result, in periods of recession, such as the one we are currently experiencing, or low economic growth, metals companies, including ours, have generally tended to under-perform compared to other industries.  We generally have high fixed costs, so changes in industry demand that impact our production volume also can significantly impact our profit margins and our overall financial condition.  Economic downturns in the worldwide economy or a prolonged decline in demand in our Magnesium segment has had a negative impact on our operations and a continuation or further deterioration of current economic conditions could have a negative impact on our future financial condition or results of operations.

Changes in the prices of magnesium, magnesium-related products, zinc and zinc-related products will have a significant impact on our operating results and financial condition.

We derive most of our revenue from the sale of magnesium and magnesium-based products.  Changes in the market price of magnesium and zinc impact the selling prices of our products, and therefore our profitability is significantly affected by decreased magnesium prices and to a lesser extent by decreased zinc prices.  Market prices of magnesium and zinc are dependent upon supply and demand and a variety of factors over which we have little or no control, including:

•	world economic conditions;
•	availability and relative pricing of metal substitutes;
•	labor costs;
•	energy prices;
•	environmental laws and regulations;
•	weather; and
•	import and export restrictions.

Declines in the price of magnesium, and to a lesser extent a decrease in zinc prices, have had a negative impact on our operations commencing in September 2008, and further or future declines could have a negative impact on our future financial condition or results of operations.  Market conditions beyond our control determine the prices for our products, and the price for any one or more of our products may fall below our production costs, requiring us to either incur short-term losses, delay completion of construction of our planned zinc mining and production facility and recycling of aluminum wire facility and/or idle or permanently shut down production capacity.  Market prices for magnesium may decrease even further, and therefore our operating results may be significantly harmed.

Fluctuations in the cost or availability of electricity, coke, coal and/or natural gas would lead to higher manufacturing costs, thereby reducing our margins and limiting our cash flows from operations.

Energy is one of our most significant costs. Most of our entities within the Magnesium segment utilize coke gas as energy, only Baotou Changxin Magnesium utilizes coal.  Energy prices, particularly for coal and coke gas, have been volatile in recent years and currently exceed historical averages.  These fluctuations impact our manufacturing costs and contribute to earnings volatility.  In 2008 we witnessed rising energy costs. In expectation of the Olympics, electricity was routed to Beijing from nearby Hebei, Shanxi, and Inner Mongolia to ensure adequate power supply for the Olympics.  In the event of an interruption in the supply of coke gas or coal to our magnesium facilities, production at our manufacturing facilities would have to be shut down.  In addition, we do not maintain sources of secondary power at our facilities that only use coke gas, and therefore any prolonged interruptions in the supply of energy to our facilities could result in lengthy production shutdowns, increased costs associated with restarting production and waste of production in progress.

We have experienced shortages of coke waste gas in the fourth quarter of 2008 as the plants that produce this gas slowed production due to reduced demand for products they supply to steel smelters. These shortages and any future shortages reduce our production capacity, reducing our net sales and potentially impacting our ability to deliver products to our customers.

If we were to lose order volumes from any of our major customers, our sales could decline significantly and our cash flows may be reduced.

In 2008, our five largest customers in our Magnesium segment were responsible for 19.2% of our total revenues in this segment.  A loss of order volumes from any major customer could negatively affect our financial condition and results of operations by lowering sales volumes, increasing costs and lowering profitability.

In addition, approximately 35% by volume of our magnesium product shipments in 2008 were to customers who do not have long-term contractual arrangements with us.  These customers purchase products from us on a spot basis and may choose not to continue to purchase our products.  The loss of these customers or a significant reduction in their purchase orders could have a negative impact on our operations.

The value of the equity securities we accept as compensation is subject to adjustment which could result in losses to us in future periods.

In our Consulting segment, historically we have accepted equity securities of our clients as compensation for services. These securities are reflected on our balance sheet as “investment in marketable securities held for sale” and “investment in marketable securities held for sale - related party”.  At the end of each period, we evaluate the carrying value of the marketable securities for a decrease in value.  We evaluate the company underlying these marketable securities to determine whether a decline in fair value below the amortized cost basis is other than temporary.  If the decline in fair value is judged to be other than temporary, the cost basis of the individual security shall be written down to fair value as a new cost basis and the amount of the write-down is charged to earnings. At December 31, 2008 we recognized an impairment of $4,127,555 related to these marketable securities. In the future, should we identify additional impairments, this would adversely affect our operating results for the corresponding periods in that we might be required to reduce the carrying value of these investments. In addition, if we are unable to liquidate these securities, we will be required to write off the investments which would adversely affect our financial position.

Our management may be unable to effectively integrate our acquisitions and to manage our growth and we may be unable to fully realize any anticipated benefits of these acquisitions.

We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired companies.  We face particular challenges in that our acquisition strategy is based on companies located in and operating within China. Acquired companies’ histories, the geographical location, business models and business cultures will be different from ours in many respects.  Even if we are successful in identifying and closing acquisitions of companies, our directors and executive management will face significant challenges in their efforts to integrate the business of the acquired companies or assets and to effectively manage our continued growth.  Any future acquisitions will be subject to a number of challenges, including:

•	the diversion of management time and resources and the potential disruption of our ongoing business;
•	difficulties in maintaining uniform standards, controls, procedures and policies;
•	unexpected costs and time associated with upgrading both the internal accounting systems as well as educating each of their staff as to the proper methods of collecting and recording financial data;
•	potential unknown liabilities associated with acquired businesses;
•	the difficulty of retaining key alliances on attractive terms with partners and suppliers; and
•	the difficulty of retaining and recruiting key personnel and maintaining employee morale.

There can be no assurance that our efforts to integrate the operations of any acquired assets or companies will be successful, that we can manage our growth or that the anticipated benefits of these proposed acquisitions will be fully realized.

We may need additional financing to fund acquisitions and our operations which we may not be able to obtain on acceptable terms. Additional capital raising efforts in future periods may be dilutive to our then current shareholders or result in increased interest expense in future periods.

We may need to raise additional working capital to continue to make acquisitions and fund our operations. In an effort to augment growth and expand business opportunities, from 2006 through December 31, 2008 we have provided approximately $8.9 million in working capital to our subsidiaries.  Our future capital requirements depend, however, on a number of factors, including our operations, the financial condition of an acquisition target and its need for capital, our ability to grow revenues from other sources, our ability to manage the growth of our business and our ability to control our expenses.  During 2009, we plan to use our magnesium holdings as a basis for raising capital and expansion of our magnesium holdings.  If we raise additional capital through the issuance of debt, this will result in increased interest expense.  If we raise additional capital through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing shareholders will be reduced and those shareholders may experience significant dilution.  As we will generally not be required to obtain the consent of our shareholders before entering into acquisition transactions, shareholders are dependent upon the judgment of our management in determining the number of, and characteristics of, stock issued as consideration in an acquisition.  In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock.  We cannot assure you that we will be able to raise the working capital as needed in the future on terms acceptable to us, if at all, as the current capital markets have been adversely affected by the severe liquidity crisis.  If we do not raise capital as needed, we will be unable to fully implement our acquisition expansion strategy.

We are dependent on certain key personnel and the loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success is, to a certain extent, attributable to the management, sales and marketing, and operational expertise of key personnel of our subsidiaries in China who perform key functions in the operation of our business as well as our U.S. based management team.  We do not exercise any substantive day to day supervision over the activities of key members of our China based management team which includes Messrs. Jingdong Chen, Chen Chi, and Xiaowen Zhuang. The loss of one or more of these key employees or our senior management, including Dr. Wang, our Chief Executive Officer, or Yuwei Huang, our Executive Vice President - Magnesium, could have a material adverse effect upon our business, financial condition and results of operations.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

PRC companies have in some cases, been resistant to the adoption of Western styles of management and financial reporting concepts and practices, which include sufficient corporate governance, cash management and other internal controls and, computer, financial and other control systems.  In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC.  As a result of these factors, we may experience difficulties in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet western standards with our subsidiaries and our future acquisitions.  Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls.  Any such deficiencies, weaknesses or lack of compliance could have a material adverse effect on our business, financial condition and results of operations.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our common stock.

Our management has determined that as of March 31, 2009, we did not maintain effective internal controls over financial reporting based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework as a result of identified material weaknesses in our internal control over financial reporting related to cash management and related party transactions and control deficiencies at one of our subsidiaries that resulted in a delay in the preparation of its financial statements.  A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis.  If the result of our remediation of the identified material weaknesses is not successful, or if additional material weaknesses are identified in our internal control over financial reporting, our management will be unable to report favorably as to the effectiveness of our internal control over financial reporting and/or our disclosure controls and procedures, and we could be required to further implement expensive and time-consuming remedial measures and potentially lose investor confidence in the accuracy and completeness of our financial reports which could have an adverse effect on our stock price and potentially subject us to litigation.

Certain agreements to which we are a party and which are material to our operations lack various legal protections which are customarily contained in similar contracts prepared in the United States.

Our subsidiaries include companies organized under the laws of the PRC and all of their business and operations are conducted in China. We are a party to certain contracts related to our operations in China. While these contracts contain the basic business terms of the agreements between the parties, these contracts do not contain certain clauses which are customarily contained in similar contracts prepared in the U.S., such as representations and warranties of the parties, confidentiality and non-compete clauses, provisions outlining events of defaults, and termination and jurisdictional clauses. Because our contracts in China omit these customary clauses, notwithstanding the differences in Chinese and U.S. laws, we may not have the same legal protections as we would if the contracts contained these additional clauses. We anticipate that our Chinese subsidiaries will likely enter into contracts in the future which will likewise omit these customary legal protections. While we have not been subject to any adverse consequences as a result of the omission of these customary clauses, and we consider the contracts to which we are a party to contain all the material terms of our business arrangements with the other party, future events may occur which lead to a dispute which could have been avoided if the contracts included customary clauses in conformity with U.S. standards. Contractual disputes which may arise from this lack of legal protection could divert management’s time from the operation of our business, require us to expend funds attempting to settle a possible dispute, limit the time our management would otherwise devote to the operation of our business, and have a material adverse effect on our business, financial condition and results of operations.

Intercompany loans may be subject to PRC regulations.

We currently have several inter-company loans between our PRC subsidiaries and we may continue to enter into inter-company financing arrangements to meet our internal capital needs. PRC laws generally do not permit companies that do not possess a financial service business license to extend loans directly to other companies, including affiliates, without proceeding through a financial agency. The enforcement of these restrictions remains unpredictable, and government authorities may declare these loans void, require the forfeiture of any interest paid and levy fines or other penalties upon the parties involved, among other remedies.

From time to time we engage in related party transactions. There are no assurances that these transactions are fair to our company.

From time to time our subsidiaries enter into transactions with related parties which include purchases from or sales to a related party, advancing related parties significant sums as prepayments for future goods or services and working capital and the payment of fees for consulting services, among other transactions. We are in the process of adopting policies and procedures which will require the pre-approval of loans between related parties and have adopted a related person transaction policy that requires the pre-approval or ratification transactions between the company or one or more of our subsidiaries and any related person in amounts and under terms to be established by the board of directors upon completion of a study to determine amounts that are appropriate given the relationship we have with the related party. Notwithstanding these policies, we cannot assure you that in every instance the terms of the transactions with related parties are on terms as fair as we might receive from or extend to third parties.

Yuwei Huang, our Executive Vice President – Magnesium, an officer of several of our magnesium subsidiaries and a director is also an owner and executive officer of several companies which directly compete with our magnesium business.

Mr. Yuwei Huang who serves as our Executive Vice President – Magnesium, an executive officer of several of our Magnesium segment subsidiaries and a director of our company is also an owner and the chairman of a competitor of ours, YiWei Magnesium. YiWei Magnesium, a minority owner of two of our subsidiaries within our Magnesium segment, owns interests in several other magnesium factories, a magnesium alloy factory and a magnesium powder desulphurization reagent factory, all located in China. Due to Mr. Huang’s interest in our competitors and his position as an officer and director of our company, he is subject to certain inherent conflicts of interest and there can be no assurances that our business and operations will not be adversely impacted as a result of these conflicts.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

The Investment Company Act of 1940 will limit the value of securities we can accept as payment for our business consulting services which may limit our future revenues.

We have historically accepted securities as payment for our services and will likely continue to do so in the future, but only to the extent that it does not cause us to become classified as an investment company under the Investment Company Act 1940. To the extent that we are required to reduce the amount of securities we accept as payment for our consulting services to avoid becoming an investment company, our future revenues from our business consulting services may substantially decline if our clients cannot pay our fees in cash. A reduction in the amount of our consulting fees will materially adversely affect our financial condition and results of operations in future periods. Any future change in our fee structure for our consulting services could also severely limit our ability to attract business consulting clients in the future.

The acquisition of new businesses is costly and such acquisitions may not enhance our financial condition.

A significant element of our growth strategy is to acquire controlling interests in companies that operate in China and that offer services, products, technologies, industry specializations or geographic coverage that extend or complement our existing business. The process to undertake a potential acquisition is time-consuming and costly. We expect to expend significant resources to undertake business, financial and legal due diligence on our potential acquisition targets and there is no guarantee that we will acquire the company after completing due diligence. The process of identifying and consummating an acquisition could result in the use of substantial amounts of cash and exposure to undisclosed or potential liabilities of acquired companies. In addition, even if we are successful in acquiring additional companies, there are no assurances that the operations of these businesses will enhance our future financial condition. To the extent that a business we acquire does not meet the performance criteria used to establish a purchase price, some or all of the goodwill related to that acquisition could be charged against our future earnings, if any.

The operations of our basic materials segment will be subject to risks and hazards inherent in the mining industry.

Our Basic Materials segment, if and when mining operations commence, will be engaged in the mining and processing of zinc. These operations will be subject to risks and hazards inherent in the mining industry, including, but not limited to, ground fall, flooding, environmental hazards and the discharge of toxic chemicals, explosions and other accidents, unanticipated variations in grade and other geological problems, water conditions, surface or underground conditions, metallurgical and other processing problems, mechanical equipment performance problems, the lack of availability of materials and equipment, the occurrence of accidents, labor force disruptions, force majeure factors, unanticipated transportation costs, and weather conditions. Any of these risks could result in work stoppages, delays in production, the development of properties, production commencement dates and production quantities, increased production costs and rates, damage to or destruction of mines and other production facilities, injury or loss of life, damage to property, environmental damage, and possible legal liability for such damages. As of the date of this prospectus supplement, we have not established a reserve on this property. Presently we do not have a timetable for when our operations will commence.

Risks Related to Doing Business in China

Substantially all of our assets and operations are located in the PRC and are subject to changes resulting from the political and economic policies of the Chinese government.

Our business operations could be restricted by the political environment in the PRC. The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China. In recent years, however, the government has introduced reforms aimed at creating a socialist market economy and policies have been implemented to allow business enterprises greater autonomy in their operations. Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reform programs, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.

Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn result in a decline in the trading price of our common stock.

We cannot assure you that the current Chinese policies of economic reform will continue. Because of this uncertainty, there are significant economic risks associated with doing business in China.

Although the majority of productive assets in China are owned by the Chinese government, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourages private economic activity. In keeping with these economic reform policies, the PRC has been openly promoting business development in order to bring more business into the PRC. Because these economic reform measures may be inconsistent or ineffective, there are no assurances that:

•	the Chinese government will continue its pursuit of economic reform policies;
•	the economic policies, even if pursued, will be successful;
•	economic policies will not be significantly altered from time to time; or
•	business operations in China will not become subject to the risk of nationalization.

We cannot assure you that we will be able to capitalize on these economic reforms, assuming the reforms continue. Because our business model is dependent upon the continued economic reform and growth in China, any change in Chinese government policy could materially adversely affect our ability to continue to implement our business model. China’s economy has experienced significant growth in the past decade, but such growth has been uneven across geographic and economic sectors and has recently been slowing. Even if the Chinese government continues its policies of economic reform, there are no assurances that economic growth in that country will continue or that we will be able to take advantage of these opportunities in a fashion that will provide financial benefit to us.

The Chinese government exerts substantial influence over the manner in which our Chinese subsidiaries must conduct our business activities.

The PRC only recently has permitted provincial and local economic autonomy and private economic activities. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions of the PRC, and could require us to divest ourselves of any interest we then hold in our Chinese subsidiaries.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could interrupt our operations

A renewed outbreak of SARS or another widespread public health problem in China could have a negative effect on our operations. Our operations may be impacted by a number of health-related factors, including the following:

•	quarantines or closures of some of our offices which would severely disrupt our operations;
•	the sickness or death of our key management and employees; or
•	a general slowdown in the Chinese economy.

An occurrence of any of the foregoing events or other unforeseen consequences of public health problems could result in a loss of revenues in future periods and could impact our ability to conduct the operations of our Chinese subsidiaries as they are presently conducted. If we were unable to continue the operations of our Chinese subsidiaries as they are now conducted, our revenues in future periods would decline and our ability to continue as a going concern could be in jeopardy. If we were unable to continue as a going concern, you could lose your entire investment in our company.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively. We may not have ready access to cash on deposit in banks in the PRC.

Because a substantial portion of our revenues are in the form of Renminbi (RMB), the main currency used in China, any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. Dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies, after providing valid commercial documents, at those banks authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to government approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. At March 31, 2009 our PRC subsidiaries had approximately $6.97 million on deposit in banks in China, which represented approximately 60% of our cash. We cannot be certain that we could have ready access to that cash should we wish to transfer it to bank accounts outside the PRC nor can we be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB, especially with respect to foreign exchange transactions.

We may be unable to enforce our rights due to policies regarding the regulation of foreign investments in China.

The PRC’s legal system is a civil law system based on written statutes in which decided legal cases have little value as precedent, unlike the common law system prevalent in the United States. The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter. China’s regulations and policies with respect to foreign investments are evolving.

Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published. Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks which may affect our ability to achieve our stated business objectives. If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in our industry could be limited which could result in a loss of revenue in future periods which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Common Stock and this Offering

The market price for shares of our common stock has declined substantially in recent months and may continue to be highly volatile and subject to wide fluctuations.

The market for common stock has recently been subject to significant disruptions that have caused substantial volatility in the prices of these securities, which may or may not have corresponded to the business or financial success of the particular company. The market price for shares of our common stock has declined substantially in recent months and could decline further if our future operating results fail to meet or exceed the expectations of market analysts and investors and/or current economic or market conditions persist or worsen.

Some specific factors that may have a significant effect on the future market price of our shares of common stock include:

•	actual or expected fluctuations in our operating results;
•	variance in our financial performance from the expectations of market analysts;
•	changes in general economic conditions or conditions in our industry generally;
•	changes in conditions in the financial markets;
•	announcements of significant acquisitions or contracts by us or our competitors;
•	our inability to raise additional capital;
•	changes in applicable laws or regulations, court rulings and enforcement and legal actions;
•	additions or departures of key management personnel;
•	actions by our shareholders;
•	changes in market prices for our products or for our raw materials; and
•	changes in stock market analyst research and recommendations regarding the shares of our common stock, other comparable companies or our industry generally.

In addition, the stock market in general, and the Nasdaq and the market for companies with China based operations in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the affected companies. These broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.

As a result of these and other factors, you may be unable to resell your shares of our common stock at or above the price you paid for such shares.

The sale of our common stock in this offering will result in the reset of the exercise price of certain outstanding warrants and our
Series A Convertible Preferred Stock.

Included in our outstanding warrants are warrants to purchase 143,750 shares of our common stock with an exercise price of $8.00 per share.  We also have 1,006 shares of our series A convertible preferred stock outstanding that are convertible into 143,750 shares of our common stock at a conversion price of $7.00 per share. The terms of these warrants and preferred stock provide that if we sell common stock at a price per share less than the then exercise price of the warrants or the conversion price of the preferred stock, then we are required to reduce the exercise price of those warrants and the conversion price of the series A convertible preferred stock to the lower price of the subsequent sale.  Because the market price of our common stock is less than the exercise price of the warrants, the sale of shares of our common stock in this offering will result in a reduction of the exercise price of those outstanding warrants which will reduce the proceeds we might receive from their possible exercise. Also, because the market price of our common stock is less than the conversion price of our series A convertible preferred stock, the sale of shares of our common stock in this offering will result in a reduction of the conversion price of the outstanding preferred stock which will dilute our existing shareholders upon conversion.

Possible Claim for Underwriting Fees and Expenses.

In addition to any fees we pay an agent from time to time, we may be obligated to pay additional fees  associated with this offering to our former investment banker.  If our former investment banker makes a claim for a fee in connection with this offering, we intend to dispute such claim.  If we are unsuccessful in disputing such claim, the costs of this offering may be higher than the amounts set forth in this prospectus supplement.

USE OF PROCEEDS

We currently intend to use the net proceeds from this offering for general corporate purposes, which may include working capital, capital expenditures, development costs, strategic investments and possible acquisitions.  We have not allocated any portion of the net proceeds for any particular use at this time.  The net proceeds may be invested temporarily until they are used for their stated purpose.  Our management will retain broad discretion as to the allocation of the net proceeds from this offering.  Pending application of the net proceeds, we intend to invest the proceeds in highly liquid, investment-grade securities and money market funds.

DESCRIPTION OF THE WARRANTS

The material terms and provisions of the warrants being offered pursuant to this prospectus supplement and the accompanying prospectus are summarized below.  This summary is subject to, and qualified in its entirety by, the terms of the warrants as set forth in the form of warrant to be filed as an exhibit to our periodic Current Report on Form 8-K, which we will file with the SEC in connection with the completion of this offering.

Each warrant to which this prospectus supplement relates represents the right to purchase one share of our common stock at an exercise price of $ 2.31 per share.  Each warrant may be exercised at any time and from time to time on or after the six-month anniversary of the date of issuance (we refer to this anniversary as the "initial exercise date"), until the five-year anniversary of the initial exercise date.  The warrants are not exercisable to the extent that after giving effect to such issuance after exercise the holder and its affiliates would beneficially own in excess of 4.9%.  This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us;

Subject to the restrictions in the following sentence, a warrant may be transferred by a holder upon surrender of the warrant to us, properly endorsed by the holder executing an assignment in the form attached to the warrant agreement.  A warrant may be transferred only in accordance with the securities laws and only if, to the extent a registration statement covering the underlying shares is not effective at the time of exercise, the warrant holder complies with the conditions of transfer stated in the warrant.

The warrants are subject to customary pro rata anti-dilution provisions for stock splits or recapitalizations.  The exercise price and the number of shares of common stock are subject to adjustment in the event of stock splits, stock dividends on our common stock, stock combinations or similar events affecting our common stock.  In addition, in the event we consummate any merger, consolidation, sale or other reorganization event in which our common stock is converted into or exchanged for securities, cash or other property or we consummate a sale of substantially all of our assets, then following that event, the holders of outstanding warrants may be entitled to receive upon exercise of the warrants securities which the holders would have received if they had exercised their warrants prior to such reorganization event or the repurchase of the warrant by us for cash.

In addition, so long as the warrants are outstanding if we issue rights, options or warrants to our common shareholders entitling them to purchase shares of our common stock at a price per share less than the daily volume weighted average (VWAP) of our common stock (VWAP), then the exercise price of the warrants will be multiplied by a fraction determined by dividing (A) by (B), where:

(A)
the number of shares of common stock outstanding on the date of issuance of the rights plus the number of shares which the aggregate office price of the total number of shares offered would purchase at such VWAP, and

(B)	the number of shares of our common stock outstanding on the issuance date of such rights plus the number of additional shares of common stock offered for subscription or purchase.

While any warrants are outstanding if we should distribute to our common shareholders evidences of indebtedness or assets, including cash and cash dividends, or rights or warrants to subscribe for any security other than common stock, then the exercise price of the warrants is adjusted by multiplying the exercise price then in effective by a fraction determined by dividing (C) by (D), where:

(C)	is the VWAP determined on the record date, and
(D)	is the VWAP on the record date less the then per share fair market value of the portion of the assets or evidence of indebtedness so distributed.

The warrant may be modified or amended or the provisions thereof waived with our consent and the written consent of holders of at least 67% of the shares underlying the then outstanding warrants.

Upon receipt of payment and the form of exercise properly completed and duly executed, we will, as soon as practicable, issue the shares purchasable upon exercise of the warrant. The warrants may be exercised by means of cashless exercise in the event the registration statement of which this prospectus forms a part is no longer effective.

Before the exercise of their warrants, holders of warrants will not have any of the rights of shareholders, and will not be entitled to, among other things, vote or receive dividend payments or similar distributions on the shares purchasable upon exercise.

Warrant certificates may be exchangeable for new warrant certificates of different denominations as indicated in the applicable warrant.

PLAN OF DISTRIBUTION

Rodman & Renshaw, LLC is acting as placement agent in this offering.  Subject to the terms and conditions stated in the placement agency agreement dated the date of this prospectus supplement, the placement agent is using its best efforts to introduce us to investors who will purchase the shares we are offering pursuant to this prospectus supplement.  The placement agent does not have any obligation to buy any of the shares from us or to arrange the purchase or sale of any specific number or dollar amount of the shares.

We may enter into securities purchase agreements with investors for the purchase of shares in this offering.  The terms of this offering will be subject to market conditions and negotiations among us, the placement agent and prospective investors.

Confirmations and definitive prospectuses will be distributed to all investors who agree to purchase shares and will inform investors of the closing date as to such shares.  We currently anticipate that the closing of the sale of the shares will take place on or about June 15, 2009.  Investors will be informed of the date on which they must transmit the purchase price into the designated company account.

The placement agent is entitled to receive an aggregate fee of 3% of the aggregate proceeds raised through investors introduced to us by such placement agent.  The aggregate amount of placement fees payable to the placement agent is estimated to be $150,000.  We will also reimburse Rodman & Renshaw for certain reasonable expenses incurred by them in connection with this offering equal to 1% of aggregate gross proceeds, up to a maximum of $25,000.  The following table shows the per share and total placement agent fee and expenses we will pay to the placement agent in connection with the sale of the securities offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the securities offered hereby:

Paid by us
Per share	$0.055
Total	$150,000

In compliance with the guidelines of the Financial Industry Regulatory Authority ("FINRA"), the maximum consideration or discount to be received by any FINRA member may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus supplement.  The placement agent has informed us that it will not engage in over-allotment or syndicate covering transactions in connection with this offering.

In connection with this offering, Rodman & Renshaw, LLC has advised us that they will not engage in stabilizing transactions.

The foregoing is a brief summary of the material provisions of the placement agency and securities purchase agreements and does not purport to be a complete statement of their terms and conditions.  The placement agency agreement and form of securities purchase agreement and warrant will be included as exhibits to our Current Report on Form 8-K that will be filed with the SEC in connection with the completion of this offering.  See "Where You Can Find More Information" in this prospectus supplement.

Other than the electronic formats of this prospectus supplement and the accompanying prospectus made available by the placement agent, the information contained on, or accessible through, either placement agent's website or any other website maintained by it is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved or endorsed by us and should not be relied upon by investors.

We have agreed to indemnify the placement agent and certain of its affiliates against certain liabilities, including liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934, or to contribute to payments that the placement agent may be required to make because of any of those liabilities.

The placement agent may, from time to time, engage in transactions with, and perform services for, us in the ordinary course of their business for which they may receive customary fees.

The transfer agent for our common stock is Computershare Transfer and Trust, Golden, Colorado.

Our common stock is listed on the NASDAQ Global Market under the symbol "CDII".

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger & Beilly LLP.

EXPERTS

Our audited consolidated balance sheets as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 2008 and 2007 appearing in our Annual Report on Form 10-K for the year ended December 31, 2008 which is incorporated by reference in this prospectus supplement have been audited by Sherb & Co., LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our articles of incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

•	a breach of the director's duty of loyalty to us or our shareholders;
•	acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;
•	a transaction from which our director received an improper benefit; or
•	an act or omission for which the liability of a director is expressly provided under Florida law.

In addition, our bylaws provides that we must indemnify our officers and directors to the fullest extent permitted by Florida law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.  We also maintain an insurance policy under which coverage is provided to our directors and officers to insure against certain liabilities that such persons may incur in their capacities as directors and officers of the company.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the SEC, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

AVAILABLE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC.  You may read and copy any materials that we file at the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers such as our company that file electronically with it.  In addition, because our stock is listed for trading on the NASDAQ Global Market, you can read and copy reports and other information concerning us at the offices of the NASDAQ Stock Market located at One Liberty Plaza, 165 Broadway, New York, New York 10006.

Our Internet address is www.cdii.net.  We make available free of charge, through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  The information which appears on this web site is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information.  We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering of securities covered by this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;
•	a Current Report on Form 8-K as filed on April 22, 2009;
•	a Current Report on Form 8-K as filed on May 12, 2009;
•	a Current Report on Form 8-K as filed on May 15, 2009;
•	our Quarterly Report on Form 10-Q for the period ended March 31, 2009;
•	a Current Report on Form 8-K as filed on May 28, 2009; and
•	a Current Report on Form 8-K as filed on June 15, 2009.

We will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, excluding exhibits, unless we have specifically incorporated an exhibit in the incorporated document.  Written requests should be directed to: Corporate Secretary, China Direct Industries, Inc., 431 Fairway Drive, Suite 200, Deerfield Beach, Florida 33441.

Each document or report subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document, unless otherwise provided in the relevant document.

PROSPECTUS

$70,000,000
China Direct, Inc.

COMMON STOCK, PREFERRED STOCK AND WARRANTS

We may offer common stock, preferred stock and warrants consisting of a combination of any of these securities at an aggregate initial offering price not to exceed $70,000,000 and certain selling shareholders referred to in this prospectus and identified in supplements to this prospectus may sell up to 1,000,000 shares of our common stock under this prospectus issuable upon the exercise of options held by such shareholders with an exercise price of $.01 per share. The warrants that we may offer will consist of warrants to purchase any of the other securities that may be sold under this prospectus. The securities offered under this prospectus may be offered separately, together, or in separate series, and in amounts, at prices and on terms to be determined at the time of sale. A prospectus supplement that will set forth the terms of the offering of any securities will accompany this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is listed on the NASDAQ Global Market under the symbol “CDS”. On July 14, 2008, the closing price of our common stock was $6.79 per share. As of the date of this prospectus, none of the other securities that we may offer by this prospectus are listed on any national securities exchange nor are they quoted on any automated quotation system.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate the sale of any securities unless accompanied by a prospectus supplement relating to the securities offered.

The date of this prospectus is August 1, 2008

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration, or continuous offering, process. Under the shelf registration process, we may issue and sell any combination of the securities described in this prospectus in one or more offerings with a maximum offering price of up to $70,000,000 and certain selling shareholders referred to in this prospectus and identified in supplements to this prospectus may sell up to 1,000,000 shares of our common stock under this prospectus upon the exercise of options held by such shareholders with an exercise price of $.01 per share. We will not receive any of the proceeds from any sale of shares by the selling shareholders.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain certain specific information about the terms of that offering, including a description of any risks related to the offering, if those terms and risks are not described in this prospectus. In addition, these shares of common stock were registered to permit the selling shareholders to sell the shares from time to time, in amounts and at prices and on terms determined at the time of the offering. The selling shareholders may sell the shares of our common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling shareholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 16 of this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the Securities and Exchange Commission includes exhibits that provide more details on the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the Securities and Exchange Commission and the accompanying prospectus supplement together with additional information described under the headings “Available Information” and “Information Incorporated by Reference” before investing in any of the securities offered.

We may sell securities to or through underwriters or dealers, and also may sell securities directly to other purchasers or through agents. To the extent not described in this prospectus, the names of any underwriters, dealers or agents employed by us in the sale of the securities covered by this prospectus, the principal amounts or number of shares or other securities, if any, to be purchased by such underwriters or dealers and the compensation, if any, of such underwriters, dealers or agents will be set forth in the accompanying prospectus supplement.

The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus is accurate as of any other date.

When used herein, “China Direct”, “we”, “us” or “our” refers to China Direct, Inc., a Florida corporation, and our subsidiaries.

AVAILABLE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials that we file at the Securities and Exchange Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers such as our company that file electronically with the Securities and Exchange Commission. In addition, because our stock is listed for trading on the NASDAQ Global Market, you can read and copy reports and other information concerning us at the offices of the NASDAQ Stock Market located at One Liberty Plaza, 165 Broadway, New York, New York 10006.

We have filed a registration statement under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the securities to be sold by pursuant to this prospectus. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. You may:

•	inspect a copy of the registration statement, including the exhibits and schedules, without charge at the Securities and Exchange Commission’s Public Reference Room;
•	obtain a copy from the Securities and Exchange Commission upon payment of the fees prescribed by the Securities and Exchange Commission; or
•	obtain a copy from the Securities and Exchange Commissions’ website.

Our Internet address is www.chinadirectinc.com. We make available free of charge, through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. The information which appears on this web site is not part of this prospectus. Our principal executive offices are located at 431 Fairway Drive, Deerfield Beach, Florida 33441. Our telephone number at this location is (954) 363-7333.

THE COMPANY

We are a management and advisory services organization which owns and consults with business entities operating in the People’s Republic of China (PRC). Our company was created in recognition of the market need for both investment capital and management acumen for small to medium size business entities in the PRC with annual revenues under $100 million. Our mission is to provide a platform to support, develop and nurture these businesses which we believe play a vital role in the ongoing expansion of the Chinese economy.

We operate in two primary divisions:

•	Management Services, and
•	Advisory Services.

 Our Management Services division includes our wholly and majority owned subsidiaries operating in China. Our Management Services division acquires controlling interests of Chinese business entities which we consolidate as either our wholly or majority owned subsidiaries. We refer to these subsidiaries as our “portfolio” companies. Through this ownership control, we provide management advice as well as investment capital, and our goal is to enable these portfolio companies to successfully expand their operations. We are committed to improving the quality and performance of each portfolio company by providing an array of resources to augment their efficiency and growth. We provide these services through management teams in both the United States and China. As of the date hereof, our Management Services division has over 1,200 employees in the PRC.

Within our Management Services division, we maintain and report three business segments, including:

•
Magnesium. Revenues from this segment were approximately $100.9 million in 2007, including revenues of approximately $2.8 million from related parties, and represented approximately 57.9% of our total consolidated revenues. Revenues from this segment were approximately $44.7 million in the first quarter of 2008, including revenues of approximately $734,000 from related parties, and represented approximately 74.5% of our total consolidated revenues;

•
Basic Materials. Revenues from this segment were approximately $55.3 million in 2007, representing approximately 31.7% of our total consolidated revenues. Revenues from this segment were approximately $12.9 million in the first quarter of 2008, representing approximately 21.4% of our total consolidated revenues; and

•
Clean Technology. Revenues from this segment were approximately $6.7 million and represented approximately 3.8% of our total consolidated revenues. Revenues from this segment were approximately $117,000 in the first quarter of 2008 and represented less than 1% of our total consolidated revenues.

Our Advisory Services division provides consulting services to both Chinese entities seeking access to the U.S. capital markets and North American entities seeking business opportunities in the PRC. Our Advisory Services division offers a suite of consulting services tailored to meet the needs of each individual client. We currently have service contracts with various clients who conduct business within China or seek to conduct business with companies based in China. Our Advisory Services division generated revenues of approximately $11.3 million in 2007, including approximately $1.8 million from related parties, and represented approximately 6.6% of our total consolidated revenues. For the first quarter of 2008, our Advisory Services division generated revenues of approximately $2.3 million and represented approximately 3.9% of our total consolidated revenues.

We were incorporated in Delaware in July 1999. In June 2007 we domesticated the company in the State of Florida.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition and are based upon our current expectations and projections about future events. When used in this prospectus, the words "believe", "anticipate", "intend", "estimate", "expect", "will", "should", "may" and similar expressions, or the negative of such words and expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to: our ability to acquire operating companies in China in a cost effective manner that enhance our financial condition; our need for additional financing which we may not be able to obtain on acceptable terms, the dilutive effect additional capital raising efforts in future periods may have on our current shareholders and the increased interest expense in future periods related to additional debt financing; our ability to effectively integrate our acquisitions and to manage our growth and our inability to fully realize any anticipated benefits of acquired business; the value of the equity securities we accept as compensation is subject to adjustment which could result in losses to us in future periods; the Investment Company Act of 1940 which limits the value of securities we can accept as payment for our business consulting services which may limit our future revenues; our dependence on certain key personnel; the lack various legal protections in certain agreements to which we are a party and which are material to our operations which are customarily contained in similar contracts prepared in the United States; our ability to assure that related party transactions are fair to our company; Yuwei Huang an executive officer of several of our magnesium subsidiaries is also an owner and executive officer of several companies which directly compete with our magnesium business; the risks and hazards inherent in the mining industry on the operations of our basic materials segment; the effect of changes resulting from the political and economic policies of the Chinese government on our assets and operations located in the PRC; the influence of the Chinese government over the manner in which our Chinese subsidiaries must conduct our business activities; the impact on future inflation in China on economic activity in China; the impact of any recurrence of severe acute respiratory syndrome, or SAR’s, or another widespread public health problem; the limitation on our ability to receive and use our revenues effectively as a result of restrictions on currency exchange in China; our ability to enforce our rights due to policies regarding the regulation of foreign investments in China; our ability to comply with the United States Foreign Corrupt Practices Act which could subject us to penalties and other adverse consequences; and our ability to establish adequate management, legal and financial controls in the PRC. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this report in its entirety, including the risks described in “Risk Factors.” Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

RISK FACTORS

An investment in our securities involves a significant degree of risk. You should not invest in our securities unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our securities. If any of the following risks and uncertainties develops into actual events, our business, financial condition or results of operations could be materially adversely affected and you could lose your entire investment in our company.

RISKS RELATED TO OUR BUSINESS

THE SUCCESS OF OUR BUSINESS MODEL IS DEPENDENT UPON OUR ABILITY TO ACQUIRE OPERATING COMPANIES IN CHINA. THE ACQUISITION OF NEW BUSINESSES IS COSTLY AND SUCH ACQUISITIONS MAY NOT ENHANCE OUR FINANCIAL CONDITION.

Our primary business and operational focus is on our Management Services division. Our growth strategy is to acquire companies or controlling interests in companies that operate in China and that have services, products, technologies, industry specializations or geographic coverage that extend or complement our existing business. The process to undertake a potential acquisition is time-consuming and costly. We expect to expend significant resources to undertake business, financial and legal due diligence on our potential acquisition targets and there is no guarantee that we will acquire the company after completing due diligence. The process of identifying and consummating an acquisition could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities and exposure to undisclosed or potential liabilities of acquired companies. In addition, even if we are successful in acquiring additional companies, there are no assurances that the operations of these businesses will enhance our future financial condition. To the extent that a business we acquire does not meet the performance criteria used to establish a purchase price, some or all of the goodwill related to that acquisition could be charged against our future earnings, if any.

WE MAY NEED ADDITIONAL FINANCING TO FUND ACQUISITIONS AND OUR OPERATIONS WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. ADDITIONAL CAPITAL RAISING EFFORTS IN FUTURE PERIODS MAY BE DILUTIVE TO OUR THEN CURRENT SHAREHOLDERS OR RESULT IN INCREASED INTEREST EXPENSE IN FUTURE PERIODS.

We may need to raise additional working capital to continue to make acquisitions and fund our operations. Our future capital requirements depend, however, on a number of factors, including our operations, the financial condition of an acquisition target and its needs for capital, our ability to grow revenues from other sources, our ability to manage the growth of our business and our ability to control our expenses. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional capital through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing shareholders will be reduced and those shareholders may experience significant dilution. As we will generally not be required to obtain the consent of our shareholders before entering into acquisition transactions, shareholders are dependent upon the judgment of our management in determining the number of, and characteristics of stock issued as consideration in an acquisition. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. We cannot assure you that we will be able to raise the working capital as needed in the future on terms acceptable to us, if at all. If we do not raise capital as needed, we will be unable to fully implement our business model, fund our ongoing operations or grow our company.

OUR MANAGEMENT MAY BE UNABLE TO EFFECTIVELY INTEGRATE OUR ACQUISITIONS AND TO MANAGE OUR GROWTH AND WE MAY BE UNABLE TO FULLY REALIZE ANY ANTICIPATED BENEFITS OF THESE ACQUISITIONS.

We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired companies. We face particular challenges in that our acquisition strategy is based on companies located in and operating within China. Acquired companies’ histories, the geographical location, business models and business cultures will be different from ours in many respects. Even if we are successful in identifying and closing acquisitions of companies, our directors and executive management will face significant challenges in their efforts to integrate the business of the acquired companies or assets and to effectively manage our continued growth. Any future acquisitions will be subject to a number of challenges, including:

•	the diversion of management time and resources and the potential disruption of our ongoing business;
•	difficulties in maintaining uniform standards, controls, procedures and policies;
•	unexpected costs and time associated with upgrading both the internal accounting systems as well as educating each of their staffs as to the proper methods of collecting and recording financial data;
•	potential unknown liabilities associated with acquired businesses;
•	the difficulty of retaining key alliances on attractive terms with partners and suppliers; and
•	the difficulty of retaining and recruiting key personnel and maintaining employee morale.

There can be no assurance that our efforts to integrate the operations of any acquired assets or companies will be successful, that we can manage our growth or that the anticipated benefits of these proposed acquisitions will be fully realized.

THE VALUE OF THE EQUITY SECURITIES WE ACCEPT AS COMPENSATION IS SUBJECT TO ADJUSTMENT WHICH COULD RESULT IN LOSSES TO US IN FUTURE PERIODS.

Historically we have accepted equity securities of our consulting clients as compensation for services. These securities are reflected on our balance sheet as “investment in marketable securities held for sale” and “investment in marketable securities held for sale - related party”. We evaluate quarterly the carrying value of each investment for a possible increase or decrease in value. Because we do not want to be considered an investment company, it is to our benefit to keep the carrying values of these securities as low as possible. This quarterly evaluation may result in an adjustment to the carrying value of our investment in marketable securities which could adversely affect our operating results for the corresponding quarters in that we might be required to reduce the carrying value of these investments. In addition, if we are unable to liquidate these securities, we will be required to write off the investments which would adversely affect our financial position.

THE INVESTMENT COMPANY ACT OF 1940 WILL LIMIT THE VALUE OF SECURITIES WE CAN ACCEPT AS PAYMENT FOR OUR BUSINESS CONSULTING SERVICES WHICH MAY LIMIT OUR FUTURE REVENUES.

We have historically accepted stock as payment for our services and will likely continue to do so in the future, but only to the extent that it does not cause us to become classified as an investment company under the Investment Company Act 1940. To the extent that we are required to reduce the amount of stock we accept as payment for our business consulting services to avoid becoming an investment company, our future revenues from our business consulting services may substantially decline if our client companies cannot pay our fees in cash. A reduction in the amount of our consulting fees will materially adversely affect our financial condition and results of operations in future periods. Any future change in our fee structure for our business consulting services could also severely limit our ability to attract business consulting clients in the future.

WE ARE DEPENDENT ON CERTAIN KEY PERSONNEL AND THE LOSS OF THESE KEY PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Our success is, to a certain extent, attributable to the management, sales and marketing, and operational expertise of key personnel of our subsidiaries in China who perform key functions in the operation of our business as well as our U.S. based management team. We do not exercise any substantive day to day supervision over the activities of key members of our China based management team which includes Messrs. Wuliang Zhang, Yuwei Huang and Jingdong Chen. The loss of one or more of these key employees or our senior management, including our chief executive officer and president could have a material adverse effect upon our business, financial condition, and results of operations and the results of operations.

CERTAIN AGREEMENTS TO WHICH WE ARE A PARTY AND WHICH ARE MATERIAL TO OUR OPERATIONS LACK VARIOUS LEGAL PROTECTIONS WHICH ARE CUSTOMARILY CONTAINED IN SIMILAR CONTRACTS PREPARED IN THE UNITED STATES.

Our subsidiaries include companies organized under the laws of the PRC and all of their business and operations are conducted in China. We are a party to certain contracts related to our operations in China. While these contracts contain the basic business terms of the agreements between the parties, these contracts do not contain certain clauses which are customarily contained in similar contracts prepared in the U.S., such as representations and warranties of the parties, confidentiality and non-compete clauses, provisions outlining events of defaults, and termination and jurisdictional clauses. Because our contracts in China omit these customary clauses, notwithstanding the differences in Chinese and U.S. laws, we may not have the same legal protections as we would if the contracts contained these additional clauses. We anticipate that our Chinese subsidiaries will likely enter into contracts in the future which will likewise omit these customary legal protections. While we have not been subject to any adverse consequences as a result of the omission of these customary clauses, and we consider the contracts to which we are a party to contain all the material terms of our business arrangements with the other party, future events may occur which lead to a dispute which could have been avoided if the contracts included customary clauses in conformity with U.S. standards. Contractual disputes which may arise from this lack of legal protection could divert management’s time from the operation of our business, require us to expend funds attempting to settle a possible dispute, limit the time our management would otherwise devote to the operation of our business, and have a material adverse effect on our business, financial condition and results of operations.

FROM TIME TO TIME WE ENGAGE IN RELATED PARTY TRANSACTIONS. THERE ARE NO ASSURANCES THAT THESE TRANSACTIONS ARE FAIR TO OUR COMPANY.

From time to time our subsidiaries enter into transactions with related parties which include the payment of fees for consulting services, purchases from or sales to a related party, and advancing related parties significant sums as prepayments for future goods or services and working capital, among other transactions. We have policies and procedures in place which require the pre-approval of loans between related parties. Notwithstanding these policies, we cannot assure you that in every instance the terms of the transactions with related parties are on terms as fair as we might receive from or extend to third parties.

YUWEI HUANG AN EXECUTIVE OFFICER OF SEVERAL OF OUR MAGNESIUM SUBSIDIARIES IS ALSO AN OWNER AND EXECUTIVE OFFICER OF SEVERAL COMPANIES WHICH DIRECTLY COMPETE WITH OUR MAGNESIUM BUSINESS.

Mr. Yuwei Huang who serves as an executive officer of several of our Magnesium segment subsidiaries is also the Chairman of a competitor of ours, Taiyuan YiWei Magnesium Industry Co., Ltd. (“YiWei Magnesium”). YiWei Magnesium, a minority owner of two of our Magnesium segment subsidiaries, owns interests in several other magnesium factories, a magnesium alloy factory and a magnesium powder desulphurization reagent factory, all located in China. Due to Mr. Huang’s interest in our competitors, he is subject to certain inherent conflicts of interest and there can be no assurances that our business and operations will not be adversely impacted as a result of these conflicts.

THE OPERATIONS OF OUR BASIC MATERIALS SEGMENT ARE SUBJECT TO RISKS AND HAZARDS INHERENT IN THE MINING INDUSTRY.

Our Basic Materials segment is engaged in the mining and processing of zinc. These operations are subject to risks and hazards inherent in the mining industry, including, but not limited to, ground fall, flooding, environmental hazards and the discharge of toxic chemicals, explosions and other accidents, unanticipated variations in grade and other geological problems, water conditions, surface or underground conditions, metallurgical and other processing problems, mechanical equipment performance problems, the lack of availability of materials and equipment, the occurrence of accidents, labor force disruptions, force majeure factors, unanticipated transportation costs, and weather conditions. Any of these risks could result in work stoppages, delays in production, the development of properties, production commencement dates and production quantities, increased production costs and rates, damage to or destruction of mines and other production facilities, injury or loss of life, damage to property, environmental damage, and possible legal liability for such damages.

RISKS RELATED TO DOING BUSINESS IN CHINA

A SUBSTANTIAL PORTION OF OUR ASSETS AND OPERATIONS ARE LOCATED IN THE PRC AND ARE SUBJECT TO CHANGES RESULTING FROM THE POLITICAL AND ECONOMIC POLICIES OF THE CHINESE GOVERNMENT.

Our business operations could be restricted by the political environment in the PRC. The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China. In recent years, however, the government has introduced reforms aimed at creating a “socialist market economy” and policies have been implemented to allow business enterprises greater autonomy in their operations. Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reform programs, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.

Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn result in a decline in the trading price of our common stock.

WE CANNOT ASSURE YOU THAT THE CURRENT CHINESE POLICIES OF ECONOMIC REFORM WILL CONTINUE. BECAUSE OF THIS UNCERTAINTY, THERE ARE SIGNIFICANT ECONOMIC RISKS ASSOCIATED WITH DOING BUSINESS IN CHINA.

Although the majority of productive assets in China are owned by the Chinese government, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourages private economic activity. In keeping with these economic reform policies, the PRC has been openly promoting business development in order to bring more business into the PRC. Because these economic reform measures may be inconsistent or ineffective, there are no assurances that:

•	the Chinese government will continue its pursuit of economic reform policies;
•	the economic policies, even if pursued, will be successful;
•	economic policies will not be significantly altered from time to time; or
•	business operations in China will not become subject to the risk of nationalization.

We cannot assure you that we will be able to capitalize on these economic reforms, assuming the reforms continue. Because our business model is dependent upon the continued economic reform and growth in China, any change in Chinese government policy could materially adversely affect our ability to continue to implement our business model. China’s economy has experienced significant growth in the past decade, but such growth has been uneven across geographic and economic sectors and has recently been slowing. Even if the Chinese government continues its policies of economic reform, there are no assurances that economic growth in that country will continue or that we will be able to take advantage of these opportunities in a fashion that will provide financial benefit to us.

THE CHINESE GOVERNMENT EXERTS SUBSTANTIAL INFLUENCE OVER THE MANNER IN WHICH OUR CHINESE SUBSIDIARIES MUST CONDUCT OUR BUSINESS ACTIVITIES.

The PRC only recently has permitted provincial and local economic autonomy and private economic activities. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions of the PRC, and could require us to divest ourselves of any interest we then hold in our Chinese subsidiaries.

FUTURE INFLATION IN CHINA MAY INHIBIT ECONOMIC ACTIVITY IN CHINA.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past 10 years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation in the future could cause the PRC government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China. Any actions by the PRC government to regulate growth and contain inflation could have the effect of limiting our ability to grow our revenues in future periods.

ANY RECURRENCE OF SEVERE ACUTE RESPIRATORY SYNDROME, OR SARS, OR ANOTHER WIDESPREAD PUBLIC HEALTH PROBLEM, COULD INTERRUPT OUR OPERATIONS.

A renewed outbreak of SARS or another widespread public health problem in China could have a negative effect on our operations. Our operations may be impacted by a number of health-related factors, including the following:

•	quarantines or closures of some of our offices which would severely disrupt our operations;
•	the sickness or death of our key management and employees; or
•	a general slowdown in the Chinese economy.

An occurrence of any of the foregoing events or other unforeseen consequences of public health problems could result in a loss of revenues in future periods and could impact our ability to conduct the operations of our Chinese subsidiaries as they are presently conducted. If we were unable to continue the operations of our Chinese subsidiaries as they are now conducted, our revenues in future periods would decline and our ability to continue as a going concern could be in jeopardy. If we were unable to continue as a going concern, you could lose your entire investment in our company.

RESTRICTIONS ON CURRENCY EXCHANGE MAY LIMIT OUR ABILITY TO RECEIVE AND USE OUR REVENUES EFFECTIVELY. WE MAY NOT HAVE READY ACCESS TO CASH ON DEPOSIT IN BANKS IN THE PRC.

Because a substantial portion of our revenues are in the form of Renminbi (RMB), the main currency used in China, any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. Dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies, after providing valid commercial documents, at those banks authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to government approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. At March 31, 2008 our PRC subsidiaries had approximately $14.4 million on deposit in banks in China, which represented approximately 54% of our cash. We cannot be certain that we could have ready access to that cash should we wish to transfer it to bank accounts outside the PRC nor can we be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB, especially with respect to foreign exchange transactions.

WE MAY BE UNABLE TO ENFORCE OUR RIGHTS DUE TO POLICIES REGARDING THE REGULATION OF FOREIGN INVESTMENTS IN CHINA.

The PRC’s legal system is a civil law system based on written statutes in which decided legal cases have little value as precedent, unlike the common law system prevalent in the United States. The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter. China’s regulations and policies with respect to foreign investments are evolving. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published. Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks which may affect our ability to achieve our stated business objectives. If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in our industry could be limited which could result in a loss of revenue in future periods which could have a material adverse effect on our business, financial condition and results of operations.

FAILURE TO COMPLY WITH THE UNITED STATES FOREIGN CORRUPT PRACTICES ACT COULD SUBJECT US TO PENALTIES AND OTHER ADVERSE CONSEQUENCES.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

WE MAY HAVE DIFFICULTY ESTABLISHING ADEQUATE MANAGEMENT, LEGAL AND FINANCIAL CONTROLS IN THE PRC.

PRC companies have in some cases, been resistant to the adoption of Western styles of management and financial reporting concepts and practices, which include sufficient corporate governance, internal controls and, computer, financial and other control systems. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulties in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards with future acquisitions. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls. Any such deficiencies, weaknesses or lack of compliance could have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO OUR SECURITIES

OUR CONTROLLING STOCKHOLDERS MAY TAKE ACTIONS THAT CONFLICT WITH YOUR INTERESTS.

All of our officers and directors beneficially own approximately 56.9% of our common stock and will be able to exercise control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions, and they will have significant control over our management and policies. The directors elected by these stockholders will be able to significantly influence decisions affecting our capital structure. This control may have the effect of delaying or preventing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interest. For example, our controlling stockholders will be able to control the sale or other disposition of our operating businesses and subsidiaries to another entity.

THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SUBSTANTIALLY AND YOUR INVESTMENT MAY DECLINE IN VALUE.

The market price of our common stock is likely to be highly volatile and may fluctuate substantially due to many factors, including:

•	actual or anticipated fluctuations in our results of operations from quarter to quarter;
•	variance in our financial performance from the expectations of market analysts;
•	conditions and trends in the end markets we serve and changes in the estimation of the size and growth rate of these markets;
•	announcements of significant acquisitions or contracts by us or our competitors;
•	loss of one or more of our significant customers;
•	legislation;
•	changes in market valuation or earnings of our competitors;
•	the trading volume of our common stock; and
•	general economic conditions.

In addition, the stock market in general, and the Nasdaq and the market for companies with China based operations in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the affected companies. These broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.

FUTURE SALES OF COMMON STOCK BY SOME OF OUR EXISTING STOCKHOLDERS OR HOLDERS OF OUR WARRANTS AND STOCK OPTIONS COULD CAUSE OUR STOCK PRICE TO DECLINE.

As of the date of this prospectus, our Chief Executive Officer, President and Chief Operating Officer beneficially own approximately 49.7% of our outstanding common stock or options to purchase our common stock. In addition, holders of our warrants have the right to purchase 4,668,312 shares of our common stock as follows: 50,000 shares at $ 2.50 per share; 523,750 shares at $4.00 per share; 60,000 shares at $7.50 per share; 2,050,000 shares at $8.00 per share; 1,869,562 shares at $10.00 per share; 25,000 shares at $11.00 per share and 90,000 shares at $15.00 per share. Holders of options to purchase shares of our common stock, including the selling shareholders, have the right to purchase 6,513,920 shares of our common stock as follows: 1,050,000 shares at $0.01 per share; 400 shares at $2.25 per share; 279,690 shares at $2.50 per share; 50,000 shares at $3.00 per share; 1,352,000 shares at $5.00 per share; 1,502,000 shares at $7.50 per share; 1,375,000 shares at $10.00 per share; 500 shares at $15.00 per share; 760,000 shares at $30.00 per share and 80 shares at $56.25 per share. Sales of such shares in the public market, as well as shares we may issue upon the exercise of outstanding options, could cause the market price of our common stock to decline significantly. The perception among investors that these sales may occur could produce the same effect.

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKEOVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR SHAREHOLDERS.

Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our shareholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of Florida law also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation’s disinterested shareholders. In addition, our articles of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences as may be determined by our Board of Director, of which 12,950 shares have been designated as our series A convertible preferred stock and the remaining 9,987,050 shares remain without designation. Our board of directors may, without shareholder approval, issue preferred stock with dividends, liquidation, conversion or voting rights that could adversely affect the voting power or other rights of our common shareholders.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used for general corporate purposes, which may include working capital, capital expenditures, development costs, strategic investments and possible acquisitions. We have not allocated any portion of the net proceeds for any particular use at this time. The net proceeds may be invested temporarily until they are used for their stated purpose. Specific information concerning the use of proceeds from the sale of any securities will be included in the prospectus supplement relating to such securities.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $.0001 per share, 10,000,000 shares of preferred stock, par value $.0001 per share, of which 12,950 shares have been designated as Series A convertible preferred stock. The following description of our common stock and our preferred stock is a summary. You should refer to our articles of incorporation and our bylaws for the actual terms of our capital stock.

Common Stock

As of July 11, 2008 there were 23,503,916 outstanding shares of our common stock. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are fully paid and non-assessable. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Preferred Stock

The board of directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing an amendment pursuant to the applicable law of Florida, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any preferred stock nor adopt any series, preferences or other classification of preferred stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the shareholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of our shareholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek shareholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules. We have no present plans to issue any preferred stock.

Series A Convertible Preferred Stock

As of July 11, 2008 there were 1,006.25 shares of our Series A convertible preferred stock outstanding. The designations, rights and preferences of the Series A convertible preferred stock include:

•	the stated value of each share is $1,000;
•	the shares have no voting rights;
•
the shares pay quarterly dividends in arrears at the rate of 8% per annum beginning on April 1, 2008 and on each conversion date. Subject to certain conditions, the dividends are payable at our option in cash or shares of our common stock valued at the lower of the conversion price or the average of the weighted average price of our common stock on the 10 consecutive trading days immediately preceding the dividend date;

•
each share is convertible into shares of our common stock at a conversion price of $7.00 per share, subject to adjustment in the event of default as specified in the Series A convertible preferred stock. In the event of a default, the conversion price will be 90% of the lower of the conversion price or $7.45 until the default has been cured;

•
the conversion price of the Series A convertible preferred stock is subject to proportional adjustment in the event of stock splits, stock dividends and similar corporate events. In addition, the conversion price is subject to adjustment if we issue or sell shares of our common stock for a consideration per share less than the conversion price then in effect, or issue options, warrants or other securities convertible or exchange for shares of our common stock at a conversion or exercise price less than the conversion price of the Series A convertible preferred stock then in effect. If either of these events should occur, the conversion price is reduced to the lowest price at which these securities were issued or are exercisable;

•
the Series A convertible preferred stock are not convertible to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the conversion of the Series A convertible preferred stock or otherwise would result in the beneficial ownership by the holder of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us;

•
whenever a holder converts all or any portion of the Series A convertible preferred stock, if we should redeem the shares, or if the holder requests redemption, we are required to issue the holder a number of shares a number of shares (the “Make Whole Amount”) equal to the product of the dividend rate and the stated value of the shares, subject to certain instances in which we are required to pay that amount in cash; and

•	the shares are redeemable by us under certain conditions, and the holders may also require us to redeem the shares upon the occurrence of certain events.

Transfer agent

Computer Share Trust Co., Inc. is the transfer agent for our common stock.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock or common stock or debt securities, or any combination of these securities. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement. The following outlines some of the general terms and provisions of the warrants that we may issue from time to time. Additional terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The following descriptions, and any description of the warrants included in a prospectus supplement, may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable warrant agreement, which we will file with the Securities and Exchange Commission in connection with any offering of warrants.

General

The prospectus supplement relating to a particular issue of warrants will describe the terms of the warrants, including the following:

•	the title of the warrants;
•	the offering price for the warrants, if any;
•	the aggregate number of the warrants;
•	the terms of the security that may be purchased upon exercise of the warrants;
•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;
•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;
•	the dates on which the right to exercise the warrants commence and expire;
•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•	if applicable, a discussion of material U.S. federal income tax considerations;
•	anti-dilution provisions of the warrants, if any;
•	redemption or call provisions, if any, applicable to the warrants; and
•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.
•	the dates on which the right to exercise the warrants commence and expire;
•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•	if applicable, a discussion of material U.S. federal income tax considerations;
•	anti-dilution provisions of the warrants, if any;
•	redemption or call provisions, if any, applicable to the warrants; and
•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will be void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase any securities underlying the warrants, the holder will not have any rights as a holder of the underlying securities by virtue of ownership of warrants.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

A summary of any material United States federal income tax consequences to persons investing in the securities offered by this prospectus will be set forth in any applicable prospectus supplement. The summary will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of securities are urged to consult their own tax advisors prior to any purchase of securities.

SELLING SHAREHOLDERS

The shares of common stock offered by the selling shareholders are issuable upon the exercise of options held by the selling shareholders with an exercise price of $.01 per share. These options were granted to each selling shareholder under the terms of an employment agreement entered into in August 2006. We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The selling shareholders are affiliates of our company. Dr. James Wang and Mr. Marc Siegel are executive officers and members of our board of directors and Mr. David Stein is an executive officer. None of the selling shareholders are broker-dealers or affiliates of broker-dealers.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The first column lists the number of shares of common stock beneficially owned by each selling shareholder as of July 11, 2008. The second column lists the shares of common stock being offered by this prospectus by the selling shareholders. The third and fourth columns assume the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling shareholders.

Name of Selling Shareholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After Offering	Percentage to be owned after offering
Dr. James Wang	5,327,400	(1)	400,000	(2)	4,927,400	19.84%
Marc Siegel	5,300,000	(3)	400,000	(4)	4,900,000	19.75%
David Stein	2,733,115	(5)	200,000	(6)	2,533,115	10.49%

(1)           The number of shares beneficially owned by Dr. Wang includes:

•	4,000,000 shares of common stock held by Dragon Fund Management LLC, an entity in which Dr. Wang owns 1% of the membership interests and holds 50% of the voting control;
•	400,000 shares of common stock underlying options with at an exercise price of $.01 expiring on February 1, 2010;
•	27,400 shares of common stock underling options with an exercise price of $2.50 expiring on January 1, 2011;
•	400,000 shares of common stock underlying options with an exercise price of $5.00 expiring on January 1, 2012; and
•	500,000 shares of common stock underlying options with an exercise price of $7.50 expiring on January 1, 2013, which vested on January 1, 2008.

The number of shares of common stock beneficially owned by Dr. Wang excludes 500,000 shares of common stock underlying options with an exercise price of $10.00 expiring on January 1, 2014, which vest on January 1, 2009.

(2)           The number of shares offered by Dr. Wang includes 400,000 shares of our common stock underlying options held by Dr. Wang with an exercise price of $0.01 per share.

(3)           The number of shares beneficially owned by Mr. Siegel includes:

•	4,000,000 shares of common stock;
•	400,000 shares of common stock underlying options with an exercise price of $.01 expiring on February 1, 2010;
•	400,000 shares of common stock underlying options with an exercise price of $5.00 expiring on January 1, 2012; and
•	500,000 shares of common stock underlying options with an exercise price of $7.50 expiring on January 1, 2013.

The number of shares beneficially owned by Mr. Siegel excludes 500,000 shares of common stock underlying options with an exercise price of $10.00 expiring on January 1, 2014, which vest on January 1, 2009.

(4)           The number of shares offered by Mr. Siegel includes 400,000 shares of our common stock underlying options held by Mr. Siegel with an exercise price of $0.01 per share.

(5)           The number of shares beneficially owned by Mr. Stein includes:

•	2,000,000 shares of common stock;
•	83,115 shares of common stock in the name of Jeda Services Corp. over which Mr. Stein holds voting and dispositive control;
•	200,000 shares of common stock underlying options with an exercise price of $.01 expiring on February 1, 2010;
•	200,000 shares of common stock underlying options with an exercise price of $5.00 expiring on January 1, 2012; and
•	250,000 shares of common stock underlying options with an exercise price of $7.50 expiring on January 1, 2013.

The number of shares beneficially owned by Mr. Stein excludes 250,000 shares of common stock underlying options held by Mr. Stein with an exercise price of $10.00 expiring on January 1, 2014, which vest on January 1, 2009.

(6)           The number of shares offered by Mr. Stein includes 200,000 shares of our common stock underlying options with an exercise price of $0.01 per share.

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways from time to time:

•	through underwriters or dealers for resale to the public or to institutional investors;
•	directly to a limited number of institutional purchasers or to a single purchaser;
•	through agents; or
•	if indicated in the prospectus supplement, pursuant to delayed delivery contracts, by remarketing firms or by other means.

Any dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act of 1933, and any discounts or commissions they receive from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933. The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

•	the name or names of any underwriters, dealers or agents;
•	the purchase price of such securities and the proceeds to us from such sale;
•	any underwriting discounts, agency fees and other items constituting underwriters’ or agents’ compensation;
•	the public offering price;
•	any discounts or concessions that may be allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed; and
•	the securities exchange on which the securities may be listed, if any.

If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are so purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The securities may be sold directly by us or through agents designated by us from time to time. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If dealers are utilized in the sale of any securities, we will sell the securities to the dealers, as principals. Any dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered.

If we grant warrants as compensation to a dealer, agent or underwriter in connection with any particular offering, the warrants issued as compensation will be substantially on the same terms as the warrants offered to investors in such offering, except that the warrants issued as compensation will comply with FINRA Rule 2710(g)(1) in that for a period of six months after the issuance date of those warrants (which shall not be earlier than the closing date of the offering pursuant to which the warrants issued as compensation are being issued), neither the warrants issued as compensation nor any warrant shares issued upon exercise of those warrants shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the warrants issued as compensation are being issued, except the transfer of any security:

•	by operation of law or by reason of our reorganization;
•
to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

•	if the aggregate amount of our securities held by such agent or related person do not exceed 1% of the securities being offered;
•
that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

Under no circumstances will the fee, commission or discount received by dealer, agent or underwriter or any other FINRA member firm or independent broker-dealer exceed eight percent of the gross proceeds to us in this offering or any other offering in the United States pursuant this prospectus.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement.

Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933 in connection with the securities remarketed thereby.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts.

Underwriters will not be obligated to make a market in any securities. We can give no assurance regarding the activity of trading in, or liquidity of, any securities.

Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us, to indemnification by us, as applicable, against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Each series of securities will be a new issue and, other than the common stock, which is quoted on the NASDAQ Global Market, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity of the trading market for any of the securities.

The place, time of delivery and other terms of the offered securities will be described in the applicable prospectus supplement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger & Beilly LLP.

EXPERTS

Our audited consolidated balance sheets as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2007 and 2006 incorporated by reference in the registration statement of which this prospectus is a part have been audited by Sherb & Co., LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Securities and Exchange Commission will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering of securities covered by this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;
•	a Current Report on Form 8-K as filed on March 31, 2008;
•	a second Current Report on Form 8-K as filed on March 31, 2008;
•	a Current Report on Form 8-K as filed on April 2, 2008;
•	a Current Report on Form 8-K as filed on May 1, 2008;
•	a Current Report on Form 8-K as filed on May 8, 2008;
•	our Quarterly Report on Form 10-Q for the period ended March 31, 2008;
•	a Current Report on Form 8-K as filed on May 12, 2008;
•	a second Current Report on Form 8-K as filed on May 12, 2008;
•	a Current Report on Form 8-K as filed on May 20, 2008; and
•	a Current Report on Form 8-K as filed on June 3, 2008.

We will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, excluding exhibits, unless we have specifically incorporated an exhibit in the incorporated document. Written requests should be directed to: Corporate Secretary, China Direct, Inc., 431 Fairway Drive, Deerfield Beach, Florida 33441.

Each document or report subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document, unless otherwise provided in the relevant document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

The information relating to our company contained in this prospectus and the accompanying prospectus supplement is not comprehensive, and you should read it together with the information contained in the incorporated documents.

LIMITATIONS ON DIRECTORS’ AND OFFICERS’ LIABILITY AND COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our articles of incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

•	a breach of the director’s duty of loyalty to us or our shareholders;
•	acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;
•	a transaction from which our director received an improper benefit; or
•	an act or omission for which the liability of a director is expressly provided under Florida law.

In addition, our bylaws provides that we must indemnify our officers and directors to the fullest extent permitted by Florida law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors. We also maintain an insurance policy under which coverage is provided to our directors and officers to insure against certain liabilities that such persons may incur in their capacities as directors and officers of the company.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

TABLE OF CONTENTS

	Page

About this Prospectus	2
Available Information	2	$70,000,000
The Company	3
Cautionary Statements Regarding Forward-Looking Information	4
Risks Factors	5	CHINA DIRECT, INC.
Use of Proceeds	12
Description of Capital Stock	12
Description of Warrants	14	COMMON STOCK, PREFERRED STOCK AND WARRANTS
Material Federal Income Tax Consequences	15
Selling Shareholders	15
Plan of Distribution	17
Legal Matters	19	PROSPECTUS
Experts	19
Information Incorporated by Reference	19
Limitation on Directors’ and Officers’ Liability and Commission Position on Indemnification for Securities Act Liabilities	20	August 1, 2008